EXHIBIT 99.1

Genprex Announces Selection of Preclinical Data for Oral Presentation at 16th International Conference on Advanced Technologies & Treatments for Diabetes

Exciting Data from University of Pittsburgh Researchers in Non Human Primates that Underpins Genprex’s Gene Therapy Program in Diabetes to be Showcased.

AUSTIN, Texas — (January 4, 2023) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that its research collaborators at the University of Pittsburgh will present preclinical data highlighting the therapeutic potential of Genprex’s gene therapy for Type 1 diabetes at the 16th International Conference on Advanced Technologies & Treatments for Diabetes (ATTD 2023) being held February 22-25 in Berlin, Germany and online.

“ATTD 2023 presents an ideal opportunity for the results of this important study to be presented to the diabetes community. The data further support the potential of Genprex’s novel gene therapy being developed for the treatment of Type 1 diabetes to change the trajectory of this devastating disease,” said Mark Berger, MD, Genprex’s Chief Medical Officer. “Using the expression of Pdx1 and MafA transcription factors, this approach has been shown first in mice and then in non human primate studies to lead to the creation of new beta-like cells that produce insulin and may provide long-term replacement of beta-cells.”

The diabetes gene therapy approach is comprised of a novel infusion process that uses endoscopic delivery of an adeno-associated virus (AAV) vector to bring therapeutic genes directly to the pancreas. In models of Type 1 diabetes, these genes express proteins that transform alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system. In Type 2 diabetes, where autoimmunity is not at play, it is believed that using a similar approach the exhausted beta cells will be rejuvenated and replenished.

Presentation Details:

Abstract Number: 203

Abstract Title: Pancreatic Intraductal Infusion of Adeno-Associated Virus To Treat Non-Human Primates in a Toxin-Induced Diabetes Model

Format: Oral Presentation

Presenter: Ranjeet Kalsi, DO, representing the laboratory of  George Gittes, MD, Professor of Surgery and Pediatrics and Chief of the Division of Pediatric Surgery, University of Pittsburgh School of Medicine

Time/Date: 1:45 pm Central European Standard Time on Saturday, February 25, 2023

The abstract will be made available on the ATTD conference website at https://attd.kenes.com.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is administered intravenously, where it is then taken up by tumor cells that express tumor suppressor proteins that are deficient in the body. The Company’s lead product candidate, REQORSA® (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC) (with each of these clinical programs receiving a Fast Track Designation from the Food and Drug Administration) and for small cell lung cancer. Genprex’s diabetes gene therapy approach is comprised of a novel infusion process that uses an endoscope and an adeno-associated virus (AAV) vector to deliver Pdx1 and MafA genes to the pancreas. In models of Type 1 diabetes, the genes express proteins that transform alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system. In a similar approach used in Type 2 diabetes, where autoimmunity is not at play, it is believed that exhausted beta cells are rejuvenated and replenished.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K for the year ended December 31, 2021.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals, including the extent and impact of the COVID-19 pandemic; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships, including those with its third party manufacturers and their ability to successfully perform and scale up the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

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